SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
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Wellman, Inc.
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WELLMAN, INC.
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 15, 2007
Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey 07701
9:00 AM, Eastern Time

To the Stockholders of Wellman, Inc.

You are cordially invited to attend the 2007 Annual Meeting of the Stockholders of Wellman, Inc. Stockholders will vote on the following matters:

•	Election of our Board of Directors;

•	Ratification of the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as our independent auditors to examine the financial statements of Wellman, Inc. for the year ending December 31, 2007;

•	Ratification of the Adoption of the Wellman, Inc. Equity Incentive Plan;

•	Vote on Stockholder Proposal regarding Auction of Wellman, Inc.; and

•	Any other matters properly brought before the meeting.

Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.

Our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2006, is also enclosed.

Sincerely yours,

David R. Styka
Assistant Secretary

April 18, 2007

WELLMAN, INC.
1041 521 Corporate Center Drive
Fort Mill, SC 29715

PROXY STATEMENT

This Proxy Statement and an accompanying proxy card are being mailed, beginning April 20, 2007, to owners of shares of Wellman, Inc. common stock and preferred stock in connection with the solicitation of proxies by the Board of Directors for the 2007 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Wellman, Inc. (“Wellman”) stockholders, many of whom live throughout the United States and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

I.  GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors (the “Board”) of Wellman is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of Wellman common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

This proxy statement includes information relating to the proposals to be voted on at the meeting, the voting process, compensation of our Directors and most highly paid officers, and other required information.

In this proxy statement, unless otherwise indicated, the words “the Company”, “Wellman”, “we”, “our” and “us” refer to Wellman, Inc.

Purpose of the Annual Meeting
The purpose of the Annual Meeting is to elect Directors, to ratify the Audit Committee’s selection of the independent certified public accounting firm, to ratify the adoption of the Wellman, Inc. Equity Incentive Plan, to vote on a stockholder proposal regarding the auction of Wellman, Inc., and to transact such other business as may properly come before the Annual Meeting.

Your Vote is Very Important
Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to our Assistant Secretary at P.O. Box 2050, Fort Mill, South Carolina 29716, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If your proxy is properly executed but no directions are given, your shares will be voted as recommended by the Board.

Annual Meeting Admission
You are invited to attend the meeting in person. The meeting will be held at 9:00 a.m. on Tuesday, May 15, 2007 at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey 07701. No cameras, recording equipment, electronic devices, large bags, or packages will be permitted in the Annual Meeting.

Who can vote?
Holders of common stock and preferred stock as of the close of business on March 30, 2007 are entitled to vote. On that day, there were 32,831,250 shares of common stock and 11,202,143 shares of preferred stock outstanding and eligible to vote. Each share of common stock is entitled to one vote on the election of six nominees for Director and on each other matter presented at the Annual Meeting. The holders of the preferred stock are entitled to one vote per share and may elect up to two Directors. Although the holder of the preferred stock was entitled to nominate two candidates for Director, it has elected to nominate only one. The nominee is entitled to vote with the common stock on an as-converted basis (amounting to 15,367,744 votes) on each other matter presented at the Annual Meeting. All the preferred stock was issued on June 27, 2003, and is held by Warburg Pincus Private Equity VIII, L.P.

The nominees for Director that each class of stock is entitled to vote on are set forth below:

Common Stock	Preferred Stock

Thomas M. Duff	Kevin Kruse
James B. Baker
Richard F. Heitmiller
David J. McKittrick
James E. Rogers
Roger A. Vandenberg

How do I vote?
After you read and consider the information in this proxy statement, just mail your signed proxy card indicating your vote in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the Annual Meeting. You should return your proxy card whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If my shares are held in “street name” by my broker, will my broker vote my shares for me? Your broker will vote your shares in accordance with the instructions you provide. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What do I do if I want to change my vote after I have sent in my proxy card?
You can change your proxy at any time before it is voted at the meeting. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to our Assistant Secretary before the Annual Meeting. Finally, you can attend the meeting and vote your shares in person. However, simply attending the meeting, by itself, will not revoke your proxy. If you have instructed your broker to vote your shares, you must follow your broker’s directions on how to change your vote.

How are votes counted?
The Annual Meeting will be held if a quorum is present in person or by proxy. A quorum is a majority of the issued and outstanding common stock and preferred stock. In addition, for a quorum to be present for the election of the Directors to be voted on by the common stock, at least a majority of the issued and outstanding shares of common stock must be present, and for a quorum to be present for the election of the Director to be voted on by the preferred stock, at least one-third of the issued and outstanding shares of preferred stock must be present. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The election of Directors and ratification of the selection of independent auditors are considered routine. As a result, shares held by brokers in street name will be voted in favor of the proposals unless the broker receives instructions to the contrary from the beneficial owner of the shares.

Results of the Vote
We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

Delivery of Proxy Materials
The Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting David R. Styka, Assistant Secretary at 803-835-2287 or by mail at P.O. Box 2050, Fort Mill, South Carolina 29716.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

List of Stockholders
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting for any purpose germane to the meeting.

Who pays the cost of this proxy solicitation?
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive additional compensation for doing this.

Who are the proxy solicitor and transfer agent?
Georgeson Inc. and American Stock Transfer and Trust Company have been retained by Wellman to assist in the distribution of proxy materials by mail and tabulation of votes for a nominal fee plus reimbursement of out-of-pocket expenses. American Stock Transfer and Trust Company is our transfer agent. All communications concerning stockholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting our transfer agent at 800-937-5449, in writing at 59 Maiden Lane, New York, N.Y. 10038 or by email at: investors@amstock.com.

Who can help answer my questions about these proposals?
If you have additional questions, you should contact Michael Bermish, our investor relations officer, at 803-835-2238.

How can I electronically access the proxy materials and annual reports?
This proxy statement and our 2006 Annual Report including Form 10-K are available on our website at www.wellmaninc.com. The information on our website is not incorporated by reference in this proxy statement.

Can I find additional information on the Company’s website?
Yes. Although the information contained on our website is not part of this proxy statement, you will find information about the Company, including our Board, charters of Board committees, and Codes of Business Conduct and Ethics at www.wellmaninc.com. Click on Investor Relations and then Corporate Governance. You may also review our online 2006 Annual Report to Stockholders on our website at www.wellmaninc.com. Click on Investor Relations and then Annual Reports.

Can I receive additional copies of the 2006 Annual Report on Form 10-K?
A copy of our 2006 Annual Report on Form 10-K is included with this proxy statement. If you did not receive a copy, or would like an additional copy, we will provide one without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Assistant Secretary, Wellman, Inc., P.O. Box 2050, Fort Mill, South Carolina 29716, or by calling our Investor Relations Officer at 803-835-2238.

Stockholders may obtain, without charge, hard copies of the above documents by writing to: Assistant Secretary, Wellman, Inc., P.O. Box 2050, Fort Mill, South Carolina 29716.

II.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of December 31, 2006, all persons we know to be “beneficial owners” of more than 5% of Wellman’s common stock. This information is based on reports on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

	Number of Shares
	Beneficially Owned
Name and Address	(1)		Percent

Warburg Pincus Private Equity VIII, L.P	17,558,768	(2)	34.9%
466 Lexington Avenue New York, NY 10017
Wells Fargo & Company	4,630,957	(3)	14.2%
420 Montgomery Street San Francisco, CA 94104
Donald Smith & Co., Inc.	3,223,100	(4)	9.9%
152 West 57th Street New York, NY 10019
Dimensional Fund Advisors LP	2,624,883	(5)	8.0%
1299 Ocean Avenue Santa Monica, CA 90401
The Bessemer Group, Incorporated	1,928,150	(6)	5.9%
100 Woodbridge Center Drive Woodbridge, NJ 07095
Citigroup Inc.	1,866,791	(7)	5.7%
399 Park Avenue New York, NY 10043

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person “beneficially” owns our common stock not only if they hold it directly, but also if they hold it indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have or share the power to vote the stock, or to sell it, or have the right to acquire it within 60 days (the “Contractually Obligated Shares”). The beneficial ownership percentage for each person is calculated for that person by dividing the number of shares that are beneficially owned including any Contractually Obligated Shares by the total number of shares outstanding plus Contractually Obligated Shares only with respect to such person. Because the beneficial ownership percentage is calculated using only the Contractually Obligated Shares for that person, the sum of the beneficial ownership percentages for all stockholders may be greater than 100%.

(2)	Warburg Pincus Private Equity VIII, L.P., including two affiliated partnerships, (“WP VIII”) holds 11,202,143 shares of preferred stock, which were issued on June 27, 2003 and are convertible into shares of our common stock. WP VIII is managed by Warburg Pincus Partners LLC (“WP LLC”), a subsidiary of Warburg Pincus & Co., (“WP”), which is the sole general partner of WP VIII. Kevin Kruse, a Director of the Company, is a partner of WP and Managing Director and Member of WP LLC. All shares that have been granted to Kevin Kruse and any options granted to a former director nominated by WP VIII have been included in the WP VIII beneficial ownership because of the affiliation of these individuals with Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities.

WP VIII would have received 15,055,768 shares of our common stock if its preferred stock had been converted into common stock at December 31, 2006, which is calculated by dividing their liquidation preference of $169.4 million on that date (which is the amount of the initial investment increased by 8.5% per year compounded quarterly) by the conversion price at December 31, 2006, which is $11.25. The conversion price will be changed to $6.75 on June 28, 2007 if the price of our common stock is below $18.50 for the 60 trading days preceding that date. If the conversion price of the preferred stock had been $6.75 on December 31, 2006, and WP VIII had elected to convert their preferred stock, then WP VIII would have been entitled to receive 25,092,947 shares of our common stock. WP VIII also holds two warrants, each representing the right to purchase 1,250,000 shares of our common stock at $11.25 per share, which are currently exercisable.

(3)	Wells Fargo & Company (“Wells Fargo”) is the parent holding company for Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both of which are investment advisors. Wells Fargo has sole voting power in respect of 4,492,687 shares and sole dispositive power in respect of all shares listed above.

(4)	Donald Smith & Co., Inc. (“Donald Smith”) is a registered investment advisor. It has sole voting power in respect of 2,944,700 shares and sole dispositive power in respect of all shares listed above.

(5)	Dimensional Fund Advisors LP, (“Dimensional Fund”), a registered investment advisor, which furnishes investment advice to four investment companies, serves as investment advisor to certain other investment companies, commingled group trusts and separate accounts. It has sole voting and investment power in respect of all shares listed above.

(6)	The Bessemer Group, Incorporated (“Bessemer Group”), a registered investment advisor, is the parent holding company for several trust companies that manage accounts for the benefit of others and furnish investment advisory services. It has shared voting and shared dispositive power in respect to all of the shares listed above.

(7)	Citigroup Inc. (“Citigroup”) is a holding company. Also reporting as filing persons are its wholly owned subsidiaries, Citigroup Global Markets Holdings Inc., Citigroup Financial Products Inc. and Citigroup Global Markets Inc. Citigroup has shared voting and shared dispositive power in respect to all of the shares listed above.

The following table shows, as of December 31, 2006, our common stock owned by each Director and Named Executive Officer, and all Directors and Executive Officers as a group. Unless indicated otherwise, all persons have sole voting and investment power over the shares listed. Only Mr. Duff and Mr. Phillips beneficially owned one percent or more of Wellman’s outstanding shares of common stock at December 31, 2006.

	Number of Shares	Percentage of
	Beneficially	Common
Name	Owned(1)	Stock

Thomas M. Duff	1,050,191	3.2%
James B. Baker(2)	39,639	—
Richard F. Heitmiller	27,016	—
Kevin Kruse(3)	0	—
David J. McKittrick	15,861	—
James E. Rogers	31,200	—
Roger A. Vandenberg	48,556	—
Keith R. Phillips	344,220	1.0%
Michael E. Dewsbury	233,417	—
Joseph C. Tucker	281,042	—
Mark J. Ruday	121,437	—
All Directors and Executive Officers as a Group (12 persons)	2,276,572	6.7%

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person “beneficially” owns our common stock not only if they hold it directly, but also if they hold it indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have or share the power to vote the stock, or to sell it, or have the right to acquire it within 60 days.

The number of shares shown for each non-employee Director includes the following shares that may be acquired upon exercise of stock options that were exercisable as of December 31, 2006: Mr. Baker, 8,000; Mr. Heitmiller, 8,000; Mr. Kruse, 0; Mr. McKittrick, 0; Mr. Rogers, 8,000; and Mr. Vandenberg, 8,000.

The number of shares shown for each non-employee Director includes the following shares that were awarded under the Deferred Compensation and Restricted Stock Plan and remain restricted at December 31, 2006: Mr. Baker, 22,033; Mr. Heitmiller, 9,595; Mr. Kruse, 0; Mr. McKittrick, 1,111; Mr. Rogers, 11,409; and Mr. Vandenberg, 29,504. The restrictions for all the shares except for Mr. McKittrick’s lapsed in January 2007 and the restriction on Mr. McKittrick’s stock will lapse in January 2008.

The number of shares shown for each non-employee Director includes the following restricted shares that were awarded under the 2004 Restricted Stock Plan: Mr. Baker, 2,000; Mr. Heitmiller, 2,000; Mr. Kruse, 0; Mr. McKittrick, 2000; Mr. Rogers, 2,000; and Mr. Vandenberg, 2,000.

The number of shares shown for each Named Executive Officer includes the following shares that may be acquired upon exercise of stock options that were exercisable as of December 31, 2006: Mr. Duff, 435,600; Mr. Phillips, 211,600; Mr. Dewsbury, 165,000; Dr. Tucker, 179,400; and Mr. Ruday, 64,000.

The number of shares shown for each Named Executive Officer includes the following shares that were acquired under the Deferred Compensation and Restricted Stock Plan and remain restricted: Mr. Duff, 40,282; Mr. Phillips, 16,550; Mr. Dewsbury, 1,417; Dr. Tucker, 12,673; and Mr. Ruday, 2,110. The restrictions on these shares lapsed in January 2007.

The number of shares shown for each Named Executive Officer includes the following shares that were acquired under the 2004 Restricted Stock Plan and remain restricted: Mr. Duff, 130,000; Mr. Phillips, 67,000; Mr. Dewsbury, 67,000; Dr. Tucker, 57,000; and Mr. Ruday, 44,000. The restrictions on these shares lapse between January 2007 and January 2011.

The number of shares shown for each Named Executive Officer includes the following number of shares of our common stock in such officer’s account in our Retirement Plan as of December 31, 2006: Mr. Duff, 44,243; Mr. Phillips, 18,659; Mr. Dewsbury, 0; Dr. Tucker, 18,324; and Mr. Ruday, 3,468.

(2)	Of the shares listed for Mr. Baker, 200 are owned by his wife.

(3)	The shares beneficially owned by Mr. Kruse do not include 2,000 shares of restricted stock that he was granted in May 2006. These shares are included in the beneficial ownership of WP VIII in the table that contains entities that have more than 5% beneficial ownership in Wellman. His beneficial ownership also does not include the other 17,556,768 shares that WP VIII beneficially owns.

III.  PROPOSALS

Proposal No. 1
ELECTION OF OUR DIRECTORS

Under the terms of Wellman’s Bylaws, the Wellman Board of Directors consists of up to ten members. The seven nominees named below have been nominated by the Board to serve as Directors for a one-year term. The holder of the preferred stock has the right to designate two persons for the Board to nominate; however, it currently has only designated Mr. Kruse as its nominee. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees is unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) of the Board. If Mr. Kruse is unable to serve, a substitute Board member will be designated by the holder of the preferred stock. If no substitute nominee(s) are elected, the size of the Board will be reduced.

The holders of the common stock are entitled to elect eight Directors; however, the Governance Committee has only nominated six directors. The holder of the preferred stock is entitled to elect two Directors; however, the preferred stockholder has only nominated one Director. The nominees for Director that each class of our stock are entitled to vote on are set forth below:

Common Stock	Preferred Stock

Thomas M. Duff	Kevin Kruse
James B. Baker
Richard F. Heitmiller
David J. McKittrick
James E. Rogers
Roger A. Vandenberg

The election of Messrs. Duff, Baker, Heitmiller, McKittrick, Rogers and Vandenberg will be determined by a plurality of the votes cast by the holders of the common stock. The election of Mr. Kruse will be determined by a plurality of the votes cast by the holders of the preferred stock.

The Board has determined that each of the nominees named above, other than Mr. Duff, who is Wellman’s Chief Executive Officer, is independent from Wellman’s management. Each Director abstained from voting on the determination with respect to his own independence. The standards used by the Board in making this determination meet the standards set forth in Wellman’s corporate governance guidelines.

The following biographies provide a brief description of each nominee’s principal occupation and business experience, age, directorships held in other public corporations and Board committee memberships.

The Board of Directors recommends that you vote FOR each of the listed nominees.

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

Thomas M. Duff, 59	Chairman since 1999 and Chief Executive Officer and Director of Wellman since its inception in 1985. President from 1985 to 1999.	August 1985
James B. Baker, 61	Managing Partner of River Associates Investments, LLC (private equity investment fund) since 2001 and partner of River Associates Investments, LLC from 1993 to 2001. Member of the Audit Committee.	August 1994
Richard F. Heitmiller, 78	President of Richard F. Heitmiller, Inc. (consulting firm) since 1982. Chairman of the Board of Radici Spandex (manufacturer of elastane/spandex fibers) from 2001 to March 31, 2002. Chairman of the Governance Committee, Lead Independent Director and member of the Audit Committee.	November 1988
Kevin Kruse, 37	Member and Managing Director of Warburg Pincus LLC (private equity investment firm) since January 2006 and employed by Warburg Pincus since February 2002. Previously with AEA Investors Inc., focusing on private equity investment opportunities in industrial and consumer products companies and Bain & Co., a management investment consulting firm. Mr. Kruse is a Director of Polypore International, Inc. (manufacturer of membranes used in batteries and filtration), TransDigm Group Incorporated (manufacturer of component products for the aerospace industry) and Builders FirstSource, Inc. (supplier and manufacturer of building products for residential new construction). Member of the Governance Committee and the Compensation Committee.	November 2005
David J. McKittrick, 61	Executive Vice President and Chief Financial Officer of Ethanex Energy, Inc. (a development stage company engaged in the manufacturing of fuel ethanol) since October 2006. Principal of David J. McKittrick, LLC, a firm providing executive level financial and operating consulting services, primarily to industrial companies from 2001 to October 2006. Chairman of the Audit Committee and Audit Committee Financial Expert. Member of the Governance Committee.	March 2004

	Principal Occupation During	Director
Name and Age	The Past Five Years	Since

James E. Rogers, 61	President of SCI Investors, Inc. (investment company) since 1993. Mr. Rogers is a Director and Chairman of the Board of Caraustar Industries (a packaging manufacturer), lead Director of Owens & Minor, Inc. (a medical and surgical supplies distributor) and a Director of NewMarket Corporation, (parent company of Ethyl Corporation and Afton Chemical Corporation, petroleum additives manufacturers). Chairman of the Compensation Committee and member of the Governance Committee.	September 1993
Roger A. Vandenberg, 60	President of Cariad Capital, Inc. (investment advisor) since its inception in 1992. Mr. Vandenberg is also a Director of Monaco Coach Corporation (a manufacturer of motor homes). Member of the Compensation Committee.	August 1985

Proposal No. 2
RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS

Subject to stockholder ratification, the Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors to examine the financial statements of Wellman, Inc. for the year ending December 31, 2007. Ratification requires the affirmative vote of a majority of shares of common stock and preferred stock, on an as-converted basis, present and voting at the Annual Meeting, in person or by proxy. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its recommendation.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Proposal No. 3
RATIFICATION OF THE ADOPTION OF THE
WELLMAN, INC. EQUITY INCENTIVE PLAN

Subject to stockholder ratification, the Compensation Committee of the Board of Directors has approved the Wellman, Inc. Equity Incentive Plan (the “Plan”), effective June 1, 2007. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by executives and others who perform services for Wellman. Granting participants the opportunity to receive equity incentives in the Company is expected to provide participants with incentives to put forth maximum efforts for the success of the Company’s business; therefore, the Compensation Committee believes the Plan will serve the best interests of the Company and its stockholders. Pursuant to the terms of the Plan, Awards shall be granted in the form of Options, Restricted Stock, Restricted Stock Units, Stock Equivalents, Awards of Common Stock or any other financial instruments that are convertible into our common stock. The maximum aggregate number of common shares as to which awards may be granted from time to time under the Plan is 1,000,000 shares, subject to adjustment as defined in the Plan. A copy of the plan is attached hereto as Appendix A, and the description below is subject to the actual terms contained in the Plan.

The Board of Directors recommends that you vote FOR ratification.

Description of the Equity Incentive Plan

Participation

Subject to the discretion of the Compensation Committee of the Board, Awards may be granted to any person performing services for the Company. In determining to whom Awards shall be granted and the amount and type of Award including the number of common shares to be covered by each Award, the Compensation Committee will take into account the nature of the duties, the present and potential contributions to the success of the Company, and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purposes of the Plan.

Administration

The Plan will be administered by the Compensation Committee of the Board. The Committee determines who is eligible to receive Awards under the Plan, the number of shares to be awarded, and the terms and conditions applicable to the Awards.

Terms of Awards

An “Award” is an equity incentive that is or may be converted into shares of common stock. Equity incentives may be awarded by the Compensation Committee in its sole discretion. At the time an Award is made, the Compensation Committee shall (i) determine the amount and type of Award including the number of common shares to be covered by each Award (ii) establish a restricted period applicable to such Award, (iii) specify conditions for the incremental extension or lapse of restrictions during the restricted period, or for the lapse or termination of restrictions upon the satisfaction or occurrence of other conditions in addition to or other than the expiration of the restricted period, and (iv) determine all other terms and conditions of such Award, including voting and dividend or dividend equivalent rights. The Awards will not be delivered to the recipient of the Award until the expiration of the restricted period and the satisfaction of any other conditions specified by the Compensation Committee. After an Award is granted the Compensation Committee may modify the terms of the Awards with the consent of the participant.

The Compensation Committee will have the discretion to determine, at the time of the Award, the amount of the payment, if any, that will be required upon the issuance or delivery of any common shares. Any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to, or concurrently with, the issuance or delivery of a certificate representing such shares. The Compensation Committee may permit such amount to be paid in (i) common shares previously owned, (ii) a portion of the common shares that otherwise would be distributed upon the lapse of the restrictions applicable to the restricted shares or restricted units, (iii) cash, or (iv) a combination of cash and common shares.

Termination

Unless otherwise determined by the Compensation Committee, if the person who has received an Award does not meet the vesting requirements and there has not been a Change of Control then they shall immediately forfeit any unvested Awards on the termination of their employment.

Effective Date

The Plan shall be effective as of June 1, 2007.

Ratification requires the affirmative vote of a majority of shares of common stock and preferred stock, on an as-converted basis, present and voting at the Annual Meeting, in person or by proxy.

The Board of Directors recommends a vote FOR the adoption of the Equity Incentive Plan (Proposal No. 3)

Proposal No. 4
STOCKHOLDER PROPOSAL REGARDING AUCTION OF WELLMAN

The following stockholder proposal and supporting statement are presented as received from their proponent. Wellman is not responsible for the accuracy or content of the proposal and supporting statement.

Mr. William Steiner, 112 Abbotsford Gate, Piermont, New York 10968, beneficial owner of 2,000 shares of Wellman common stock, has given notice that he intends to present for action at the Annual Meeting the following stockholder proposal:

“MAXIMIZE VALUE RESOLUTION

Resolved that the stockholders of Wellman, Inc. Corporation [sic] urge the Wellman, Inc. Board of Directors to arrange for the prompt sale of Wellman, Inc. to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Wellman, Inc. stockholders the opportunity to send a message to the Wellman, Inc. Board that they support the prompt sale of Wellman, Inc. to the highest bidder. I believe a strong or majority vote by the stockholders would indicate to the board the displeasure felt by the stockholders of the stockholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of Wellman, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value resolution will not be binding on the Wellman, Inc. Board. The proponent however believes that if this resolution receives substantial support from the stockholders, the board may choose to carry out the request set forth in the resolution: [sic]

The prompt auction of Wellman, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from Wellman’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION”

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:

The proposed resolution calls for the prompt sale of Wellman to the highest bidder without regard to the adequacy of the consideration and without regard to the relative merits of other alternatives. Consistent with its fiduciary duty, the Board of Directors seeks to manage Wellman’s affairs in a manner it believes to be in the best interests of Wellman and its stockholders. The Board will carefully consider any bona fide proposal that it believes has the potential to increase stockholder value, including a bona fide proposal for the acquisition of Wellman. However, the fiduciary duty of the Board will not permit it to facilitate a bid that does not reflect the intrinsic value of Wellman. The approval of the proposed resolution or the initiation of an “auction” in the manner contemplated by the proposal would, in the opinion of the Board, be inconsistent with the stockholders’ interests. In the Board’s opinion, the initiation of an auction could create a “forced sale” atmosphere, which could have the effect of reducing the perceived value of Wellman to a “fire sale” level, forcing Wellman to negotiate with bidders from a position of weakness. Moreover, the uncertainty created by a publicly announced auction could adversely affect Wellman’s relationships with its lenders, customers, suppliers, employees and other constituencies, potentially lowering rather than raising the value of Wellman.

Wellman has recently implemented changes that are intended to maximize value for stockholders. These are intended to improve operating performance, improve cash flow and reduce debt. Wellman has reorganized its chemical-based businesses into one segment with functional reporting lines. Combining its polyester fiber and PET resin businesses will permit it to eliminate duplicate costs and maximize operating performance because these two businesses have many common functions. This new structure is appropriate for our ongoing U.S. operations. It will allow us to focus more on our customers and operate in a more efficient manner, both of which are expected to improve our results. Wellman also announced that it is evaluating strategic alternatives for its non-core businesses, principally its European operations and its U.S. Engineering Resins business. We believe these steps will increase the value of the shares and for these reasons we do not believe that an immediate sale/auction is in the best interests of our stockholders.

Management welcomes input from Wellman’s stockholders and will carefully consider meaningful suggestions it receives to increase or maximize stockholder value. However, for the reasons set forth above, the Board unanimously urges a vote against the foregoing proposal.

Ratification requires the affirmative vote of a majority of shares of common stock and preferred stock, on an as-converted basis, present and voting at the Annual Meeting, in person or by proxy.

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal (Proposal No. 4)

OTHER MATTERS

The Board does not know of any other business to be presented at the meeting.

IV.  CORPORATE GOVERNANCE AND RELATED MATTERS

In accordance with Delaware General Corporation Law and the Wellman Certificate of Incorporation and Bylaws, Wellman’s business, property and affairs are managed under the direction of its Board of Directors. Our Board has adopted corporate governance principals to provide, along with the charters of the Board committees, a framework for our governance and management in accordance with high ethical standards and in recognition of its responsibilities. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of our governance at least annually. The corporate governance principles address the role of the Board of Directors, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, ethics and conflicts of interest. These principles specifically provide that a majority of the directors on the Board must be independent in accordance with the criteria established by the New York Stock Exchange (the “NYSE”).

The top priority of our Board is our ethical management for profitable, long-term growth. To that end, the Board has adopted corporate governance policies that will align management and stockholder interests. Some of the more noteworthy of these corporate governance policies include:

•	A Governance Committee that directs and reviews our governance practices

•	An annual evaluation of the performance of the Board, each of its Committees and each of the Directors by the Governance Committee

•	A policy that prohibits the Company from making loans to Directors or Executive Officers

The Board and Its Committees

The Board met 17 times in 2006. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he served in 2006. Non-employee Directors meet regularly in executive sessions without management. In accordance with our corporate governance principles, the Chairman of the Governance Committee presides as Lead Independent Director during such sessions. As a general matter, all nominees for the Board attend our Annual Meetings. At our 2006 Annual Meeting, all nominees for the Board were present except for Mr. Frierson.

The Board has three standing committees, as described below.

Governance Committee

The Governance Committee is composed of the Lead Independent Director, the Chairmen of the other Board Committees and one Director elected by the preferred stockholders. The Chairman of the Governance Committee was Richard Heitmiller, Kevin Kruse, David McKittrick and James Rogers were members of the Governance Committee for the entire year. Each member of the Governance Committee was, and is, independent as that term is defined by the NYSE. The Governance Committee met three times in 2006. The primary functions of the Governance Committee are to:

•	review candidate qualifications for Board membership and recommend Director nominations;

•	determine the composition, size and organization of the Board and its Committees;

•	assess Board effectiveness;

•	review and recommend changes to the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;

•	develop and implement our corporate governance principles; and

•	respond to major stockholder issues.

In fulfilling its duty to recommend nominees for election as Directors, the committee considers, among other things, the following criteria: personal and professional integrity, good business judgment, and relevant experience and skills. The Governance Committee will assess whether the candidate will be an effective Director who will serve the long-term interests of our stockholders in conjunction with the full Board.

The Governance Committee would consider qualified candidates for Director suggested by our stockholders. Stockholders can suggest qualified candidates for Director for the 2008 Annual Meeting by writing to our Chief Executive Officer at P.O. Box 2050, Fort Mill, South Carolina 29716 by December 21, 2007. Submissions that meet the criteria outlined above and in the committee charter will be forwarded to the Chairman of the Governance Committee for further review and consideration.

Related Party Transaction

The Governance Committee reviews, approves or ratifies any Interested Transaction between Wellman and a party related to Wellman in accordance with the following policy:

Procedures

The Governance Committee shall review the material facts of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If advance Governance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Governance Committee determines it to be appropriate, then it will be ratified at the Governance Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Governance Committee shall take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Governance Committee has reviewed the categories of Interested Transactions described below in “Pre-Approval for Certain Interested Transactions” and determined that under the terms of this policy, Wellman is approved to enter into each of the Interested Transactions described therein. The Governance Committee may add additional categories of Interested Transactions to the list of standing pre-approved Interested Transactions.

No Director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the Director shall provide all material information concerning the Interested Transaction to the Governance Committee.

If an Interested Transaction will be ongoing, the Governance Committee may establish guidelines for Wellman’s management to follow in its ongoing dealings with the Related Party.

Thereafter, the Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Governance Committee’s guidelines and that the Interested Transaction remains appropriate.

Definitions

An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Wellman is a party or a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a Director or a less than 10% beneficial owner of another entity).

A “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) beneficial owner of more than 5% of Wellman’s common stock, or (c) Immediate Family Member of any of the foregoing.

“Immediate Family Member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Pre-Approval for Certain Interested Transactions

The Governance Committee has reviewed the categories of Interested Transactions described below and determined that under the terms of this policy, Wellman may be a party to each of the Interested Transactions so described, even if the aggregate amount involved will exceed $100,000:

1. Employment of Executive Officers.  Any employment by Wellman of an Executive Officer of Wellman if:

a. the related compensation is required to be reported in Wellman’s proxy statement under Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission (“Reg S-K”) as generally applicable to “Named Executive Officers”; or

b. the Executive Officer is not an immediate family member of another Executive Officer or Director of Wellman, the related compensation would be reported in Wellman’s proxy statement under Item 402 of Reg S-K if the Executive Officer were a “Named Executive Officer”, and Wellman’s Compensation Committee approved (or recommended that the Board approve) such compensation.

2. Director compensation.  Any compensation paid to a Director if the compensation is required to be reported in Wellman’s proxy statement under Item 402 of Reg S-K.

3. Certain transactions with other companies.  Any transaction with another company with which a Related Party’s only relationship is as an employee (other than an Executive Officer), director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

4. Certain Company charitable contributions.  Any charitable contribution, grant or endowment by Wellman to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an Executive Officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2% of the charitable organization’s total annual receipts.

5. Transactions where all stockholders receive proportional benefits.  Any transaction where the Related Party’s interest arises solely from the ownership of Wellman’s common stock and all holders of Wellman’s common stock receive the same benefit on a pro rata basis (e.g.  dividends).

6. Transactions involving competitive bids.  Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

7. Regulated transactions.  Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Any Interested Transactions in 2006 were preapproved.

The committee’s charter is available on our website at www.wellmaninc.com and in print upon request. The information on our website is not incorporated by reference in this proxy statement.

Audit Committee

David McKittrick was Chairman of the Audit Committee and James Baker and Richard Heitmiller were members of the Audit Committee for the entire year. Each of the committee members was, and is, independent as required by the NYSE. There were seven Audit Committee meetings in 2006. The primary functions of the Audit Committee are to:

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published;

•	provide independent and objective oversight of our financial reporting functions, disclosure, internal controls and procedures, major issues regarding accounting principles and financial statement presentation, as well as monitoring the objectivity of our financial statements; and

•	engage, appoint, evaluate, compensate and replace (if appropriate) the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors.

The principal responsibilities of the Audit Committee are governed by the Audit Committee charter. The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	David McKittrick qualifies as an Audit Committee Financial Expert, as defined by the rules of the SEC.

See the “Audit Committee Report” on page 22 of this proxy statement for more information on the responsibilities of the Audit Committee. The committee’s charter is available on our website at www.wellmaninc.com and in print upon request. The information on our website is not incorporated by reference in this proxy statement.

Compensation Committee

The Chairman of the Compensation Committee was James Rogers. Roger Vandenberg was a member of the Compensation Committee for the entire year. David Barr was a member of the Compensation Committee until his resignation on December 28, 2006, at which point Kevin Kruse joined the Compensation Committee. Daniel Frierson was a member of the Compensation Committee from the 2006 Annual Meeting until his resignation in August 2006. There were four Compensation Committee meetings in 2006. The Compensation Committee is responsible for overseeing Wellman’s compensation programs, which are described in greater detail under the Section entitled

“Compensation Discussion and Analysis”. Each member of the Compensation Committee was and is independent as that term is defined by the NYSE standards. The committee’s charter is available on our website at www.wellmaninc.com and in print upon request. The information on our website is not incorporated by reference in this proxy statement.

Code of Conduct

Our Board has adopted a code of conduct applicable to all Directors, officers and employees. It was adopted to reinvigorate and renew our commitment to our long-standing standards for ethical business practices. The code of conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our successful business operation and reputation is built upon the principles of fair dealing and the ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity. Our reputation for integrity is our most important asset and each employee and member of the Board is expected to contribute to the care and preservation of that asset. Our code of conduct addresses a number of issues, including: conflicts of interest; corporate opportunities; confidentiality; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations, including insider trading laws; and the reporting of any illegal or unethical behavior. Under our corporate governance principles, no waiver of any ethics policy is permitted for Directors and Executive Officers.

Our corporate governance guidelines and our code of conduct are available on our website at www.wellmaninc.com and in print upon request. The information on our website is not incorporated by reference in this proxy statement.

Directors’ Compensation

From January 1, 2006 through March 31, 2006, each non-employee Director earned a retainer of $35,000 per year. Each non-employee Director also earned $1,500 for each in person board or committee meeting and $750 for each telephonic meeting. Each member of the Audit Committee earned an additional retainer of $2,000 per year. Each chairperson of the Board Committees also earned an annual fee of $5,000. The annual retainer of the Lead Independent Director was $10,000 reduced by any fees received as chairperson of a Board Committee.

Effective April 1, 2006 each non-employee Director earns a retainer of $45,000 per year and each Board member will receive 2,000 shares of restricted stock at each Annual Meeting which will vest over 5 years pursuant to the Wellman, Inc. Restricted Stock Plan. Each non-employee Director also earns $1,500 for each in person board or committee meeting and $750 for each telephonic meeting. Each member of the Audit Committee earns an additional retainer of $2,000 per year. The Lead Independent Director and the Chairmen of the Audit, Compensation and Governance Committees will each receive an additional annual retainer of $15,000, $10,000, $7,500 and $7,500 respectively. Mr. Duff receives no compensation for his Board service. We reimburse our Directors for travel and lodging expenses that they incur in connection with their attending Board and Committee meetings and meetings of stockholders of the Company and for their continuing education as Directors. The following table summarizes Directors’ compensation earned in calendar year 2006.

(a)	(b)	(c)	(h)
Name	Fees Earned	Stock Awards	Total

James Baker	$68,500	$10,020	$78,520
David Barr	$62,000	$10,020	$72,020
Richard Heitmiller	$92,375	$10,020	$102,395
Gerard Kerins	$21,875	$0	$21,875
Kevin Kruse	$70,750	$10,020	$80,770
David McKittrick	$81,750	$10,020	$91,770
James Rogers	$75,625	$10,020	$85,645
Roger Vandenberg	$64,250	$10,020	$74,270

In 2006, there were no Option Awards, Non-Equity Incentive Plan Compensation Awards, Change in Pension Value and Nonqualified Deferred Compensation Earnings, or any Other Compensation for Directors. Therefore columns (d), (e), (f) and (g) are not presented.

Daniel Frierson was elected as a Director at the May 2006 Annual Meeting and resigned in August 2006. He did not receive any compensation for his service as a Director.

Directors’ Stock Ownership Policy

We have a Stock Ownership Policy for Directors that requires Directors that are elected by the common stockholders to own five times their annual retainer in our common stock. These requirements may be satisfied ratably over a 5-year period after the individual becomes a director or after an increase in the annual retainer. All the nominees for director complied with the terms of the policy as of December 31, 2006. The value of the stock they own for purposes of this computation is: (i) its original cost if acquired after December 31, 1998, (ii) the fair market value of Wellman’s common stock on December 31, 1998 if it was acquired before that date, or (iii) in the case of restricted stock, its value on the grant date that is used by the Company to compute its compensation expense.

Board and Committee Self-Evaluations

The Board conducted a self-evaluation during the first quarter of 2007 to determine whether it and its committees were functioning effectively. Each standing Committee of the Board also conducted a self-evaluation to determine whether it was functioning effectively. These evaluations were conducted under the supervision and control of our legal counsel. The responses of each individual Director were held in confidence by counsel to encourage frankness and objectivity. Counsel prepared a report of the overall responses and provided it to the Directors, who discussed it with counsel.

Based upon these evaluations, the Board concluded that it and its Committees are functioning effectively. We intend to conduct these evaluations annually. The scope and procedures of the evaluations will be determined by the Governance Committee.

Director’s Continuing Education Program

We encourage our Directors to participate in outside programs and activities that enhance their understanding of their role as responsible Board and Committee members. Our Directors periodically participate in these programs.

We have an orientation program for all new Directors that provides relevant background information for the individual as a Director and for the particular Board Committees on which they will serve. It includes meetings with senior management, opportunities for plant visits, and extensive written materials on our businesses.

Contacting the Board of Directors

Any stockholder or interested party who desires to contact any member of our Board may do so electronically by sending an e-mail to the following address: directors@wellmaninc.com. Alternatively, a stockholder or interested party may contact the members of the Board by writing to: Board of Directors, Wellman, Inc., P.O. Box 2050, Fort Mill, South Carolina 29716. A stockholder or interested party may also contact the Board by telephone at 803-835-2016 . Communications received are distributed to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters will be forwarded to the Chairman of the Audit Committee for review. The Board has directed that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam,

•	junk mail and mass mailings,

•	product inquiries and suggestions,

•	resumes and other forms of employment inquiries,

•	surveys, or

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any Director upon request.

Audit Committee Information

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to provide independent and objective oversight of our accounting functions and internal controls and to monitor the objectivity of our financial statements.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with Ernst & Young LLP (“E&Y”) the audited financial statements, management’s report that we maintained effective control over financial reporting based on the criteria set forth by the Committee of Sponsoring Organizations of Treadway Commission (the COSO criteria) (which was audited by E&Y), and the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The Audit Committee has received the written disclosures and the letter from E&Y required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed the independence of E&Y with such auditors. Finally, the Audit Committee has received confirmation from management that the non-audit services provided by E&Y to us are consistent with maintaining the auditor’s independence.

All members of the Audit Committee are financially literate under applicable NYSE rules. As described in the Audit Committee charter, the committee’s responsibility is one of oversight.

Members of the Audit Committee rely on the information provided to them and on the representations made by management and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report including Form 10-K for the year ended December 31, 2006, filed with the SEC.

Submitted by the Audit Committee:

David J. McKittrick, Chairman
James B. Baker, Member
Richard F. Heitmiller, Member

Engagement of the Independent Auditor

The Audit Committee approves every engagement of Ernst & Young LLP to perform audit or permitted non-audit services on our behalf before Ernst & Young LLP is engaged to provide those services, subject to the de minimus exceptions permitted by the rules of the SEC.

Independent Auditor Information

The following fees were paid to Ernst & Young LLP, our principal auditor:

Audit Fees

Fees for audit services totaled $1,259,600 and $1,218,100 in 2006 and 2005, respectively. These fees relate to the annual integrated audit, reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and the audit of an employee benefit plan requiring a Form 11-K to be filed.

Audit-Related Fees

Fees for audit-related services totaled $169,200 and $101,900 in 2006 and 2005, respectively. Audit-related services in both years include audits of the employee benefit plans, and consultation on various accounting issues.

Tax Fees

Fees for tax services, including tax compliance, tax advice, and tax planning totaled $278,000 and $261,500 in 2006 and 2005, respectively.

All Other Fees

Fees for all other services not included above totaled $3,500 in both 2006 and 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, Executive Officers and beneficial owners of more than 10% of our common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to us.

We believe all filings during 2006 were timely based solely on a review of the reports and related information furnished to us.

Stockholder Proposals for the 2008 Annual Meeting

Under the regulations of the SEC, a record or beneficial owner of shares of Wellman’s common stock may submit proposals to be included in the proxy statement on proper subjects for action at the 2008 Annual Meeting of Stockholders. All such proposals must be mailed to our Assistant Secretary at P.O. Box 2050, Fort Mill, South Carolina 29716 and must be received at that address on or before December 21, 2007, in order to be included in the proxy relating to the 2008 Annual Meeting, expected to be held on May 20, 2008. A record or beneficial owner of shares of Wellman’s common stock may also submit proposals on proper subjects for action at the 2008 Annual Meeting without having such proposals included in the proxy statement for such meeting if the proposal is mailed to the aforementioned person and address no later than April 20, 2008.

V.  COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	The Role of Our Compensation Committee;

•	Our Compensation Setting Process;

•	Our Compensation Philosophy and Policies Regarding Executive Compensation;

•	The Components of our Executive Compensation Program; and

•	Our Compensation Decisions.

The Role of Our Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee of the Board of Directors (the “Committee” or “Our Committee”) is composed entirely of independent directors under the rules of the NYSE. The fundamental responsibilities of our Committee are:

•	to adopt, review and refine an executive compensation philosophy and guiding principles that reflect Wellman’s mission, values and long-term strategic objectives;

•	to administer Wellman’s executive compensation programs in a manner that furthers Wellman’s strategic goals and serves the interests of our stockholders;

•	to establish appropriate objectives and targets for Wellman’s Management Incentive Plan (“MIP”);

•	to evaluate the job performance of the Chief Executive Officer in light of Wellman’s goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to administer Wellman’s equity compensation plans;

•	to administer Wellman’s other compensation plans;

•	to make recommendations to the Board of Directors relating to Wellman’s compensation plans; and

•	to recommend to the Board of Directors the compensation arrangements with Wellman’s non-employee Directors.

Committee Meetings

Our Committee meets as often as necessary to perform its duties and responsibilities. The Committee held four meetings during fiscal 2006 and has held two meetings so far during fiscal 2007. The Chairman of the Committee works with the Chief Executive Officer and Chief Financial Officer to establish the meeting agenda and the information prepared for the Committee meetings. The Committee typically meets with the Chief Executive Officer and Chief Financial Officer and engages outside advisors as appropriate. The Committee also regularly meets in executive session without management.

The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the

Committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports including current, future and historical performance with comparisons to budgets, forecasts and prior year performance when appropriate;

•	calculations and reports on levels of achievement, corporate performance objectives and its impact on executive compensation;

•	reports on Wellman’s five-year performance and current year performance relative to a peer group of companies;

•	information on Preset Diversification Plans (PDP’s) which are Rule 10b5-1 plans;

•	information on the Directors’ and Executive Officers’ ownership of Wellman stock;

•	information regarding dilution resulting from Wellman’s equity compensation plans;

•	information on Wellman’s restricted stock;

•	information on Wellman’s previously granted stock options;

•	tally sheets setting forth the total compensation of the Named Executive Officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, following a change-of-control of Wellman; and

•	information regarding compensation programs and compensation levels at peer companies which the Committee has selected in consultation with their compensation consultant.

Our Compensation Setting Process

Our compensation planning process is an ongoing process. Compensation decisions are designed to attract and retain qualified management personnel that maximize the performance of the Company and the return to its stockholders. The Committee believes that executives should receive incentive compensation for performance that enhances stockholder value. A portion of their incentive compensation should be in cash and a portion of their compensation should be in equity instruments, which vest over a period of time where the ultimate value of their compensation is based on the stock price of the Company.

Compensation of the Chief Executive Officer

The compensation of the Chief Executive Officer is approved by the Board (without the participation of the Chief Executive Officer) based on the recommendation of the Committee. The Committee’s recommendation is determined in executive session after considering:

•	the performance of the Chief Executive Officer;

•	the effect of his actions on the price on the Company’s common stock;

•	his recommendations and achievement of strategic objectives; and

•	the operating performance that is achieved under his direction.

Compensation of the Other Executive Officers

The compensation of the other Executive Officers is approved by the Board based on the recommendation of the Committee. The Committee’s recommendation is determined in executive session after considering the recommendations of the Chief Executive Officer and his evaluation of the performance of the other Executive Officers. This includes his evaluation of:

•	the performance of the Executive Officer;

•	the effect of the Executive Officer’s contributions on the price of the Company’s common stock;

•	the effect of the Executive Officer’s performance and achievement of strategic objectives; and

•	the operating performance that the Executive Officer supervises.

Compensation of the Remainder of the Organization

The Committee reviews management’s recommendations for compensation for the remainder of the organization. For the remainder of the organization the Executive Officers:

•	establish performance standards, targets and objectives;

•	evaluate employee performance; and

•	recommend salary levels.

Committee Advisors

The Compensation Committee charter grants the Committee the sole and direct authority to hire and fire our advisors and compensation consultants and approve the compensation Wellman pays the Committee’s advisors and consultants. These advisors report directly to the Committee.

The Committee identifies possible consultants and directs Barry Taylor, Wellman’s Vice-President of Human Resources, to solicit these candidates, and any others he deems appropriate, to provide proposals for specific services. Mr. Taylor forwards these proposals to the Committee for review, and the Committee authorizes Mr. Taylor to engage the consultants. In 2006, after considering Aon Consulting, Inc.’s (AON’s) performance on prior engagements for the Committee, the Committee authorized Mr. Taylor to negotiate with AON to perform a detailed review of 2006 Executive Compensation and a summary review of compensation between 2004 to 2006, both compared to a peer group of companies (which is similar to peer groups that have been used in past comparisons). The Committee reviewed the terms and conditions proposed by AON and decided to engage them for the aforementioned compensation review.

The Committee determined that AON was independent and authorized AON to communicate with Mr. Taylor to obtain appropriate information and to review the preliminary report with Mr. Taylor to determine that it was factually accurate.

Annual Evaluation

The Committee meets in executive session several times each year to evaluate the performance of the Named Executive Officers, to set their base salaries, to determine their MIP bonuses for the prior fiscal year, and to consider and approve any grants to them of equity incentive compensation.

Performance Objectives

The Committee’s process begins with establishing performance objectives for senior executive officers early in the fiscal year. We engage in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Recent corporate performance objectives have been based on an EBITDA Return on Assets. However, the Committee is currently exploring expanding these objectives.

Benchmarking

We believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

Accordingly, the Committee reviews compensation levels for our Named Executive Officers against compensation levels at the companies in the study groups identified by our compensation consultant. Our compensation consultant provided us with information regarding compensation programs and compensation levels at the 50th and 62 1/2 percentiles among Wellman’s peer group for its 2006 study.

The companies in the peer group are Albemarle Corporation, Eastman Chemical Company, Georgia Gulf Corporation, Lubrizol Corporation, MacDermid, Inc., New Market Corporation, NL Industries, OM Group, Inc., Polyone Corporation, Schulman, Inc., Solutia, Inc., Terra Industries, Inc., and Valspar Corporation. The following table summarizes the key information prepared by AON of the peer group compared to Wellman based on comparable calculations for the fiscal year ending in 2005.

	Median for
(In millions, except %)	Peer Group	Wellman

Sales	$2,107	$1,377
Assets	$1,523	$1,099
EBITDA	$170	$106
EBITDA/Sales	8.1%	7.7%
EBITDA/ROA	11.4%	9.6%

The Committee has used this peer group with minor modifications for several years. The specific companies included may change based on their size, relevance or other pertinent factors.

Our Compensation Philosophy and Policies Regarding Executive Compensation

Focus on Wellman’s Business Plan

The Committee’s compensation analysis begins with an examination of Wellman’s business plan and strategic objectives. We intend that our compensation decisions will attract and retain leaders and reward them for achieving Wellman’s strategic initiatives and objective measures of success. However, we recognize that compensation must be linked to the overall performance of the Company and its ability to support that level of compensation.

Compensation Philosophy

Wellman’s executive compensation program is designed with one fundamental objective: to provide appropriate compensation to management so that we hire and retain the appropriate executives to maximize the value of our common stock. Our compensation philosophy is intended to align the interests of our management with those of our stockholders. The following principles influence and guide our compensation decisions:

•	We Believe in a Pay-for-Performance Culture

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy has guided many compensation related decisions.

•	A substantial portion of Executive Officer compensation is based on an overall financial return.

•	Our equity incentives provide that a significant portion of management’s compensation is based on the price of our common stock.

•	Compensation and incentive pay should reflect position and responsibility.

Total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the Executive Officer’s total compensation is based on the financial performance of the Company.

•	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

•	Compensation Decisions Should Promote the Interests of Stockholders

Compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures the Company’s long-term success and profitability. The annual MIP program creates incentive for meeting annual performance targets. We believe that equity incentives create long-term incentives that align management’s interests with those of our long-term stockholders.

•	Compensation Should be Reasonable and Responsible

It is essential that Wellman’s overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with Wellman’s focus on controlling costs.

•	Other Factors

The Committee also considers historical compensation levels, competitive pay practices at companies in Wellman’s peer group, and the relative compensation levels among the Company’s senior executive officers. We also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

•	Compensation Disclosures Should be Clear and Complete

The Committee believes that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how and how much our executives are paid.

Committee Effectiveness

We review, on an annual basis, the performance of our Committee and the effectiveness of our compensation program in obtaining desired results.

The Components of Our Executive Compensation Program

The compensation of the Executive Officers consists of four primary components: Base Salary, the Management Incentive Plan (“MIP”), the Equity Ownership Plans and Additional Benefits. Base Salary forms the foundation of the officer compensation program. In 2003, the Executive Officers all experienced significant reductions in compensation, including reductions in base salary, as part of Wellman’s cost reduction programs. Base salaries were reinstated to 2003 levels on January 1, 2005. The Named Executive Officers, other than the CEO, received compensation increases on January 1, 2006. The average of the compensation increase for all the Named Executive Officers was 3.6%. The CEO did not receive any increase in base salary. The MIP provides an opportunity for annual bonuses to be earned by the Executive Officers and other plan participants that are directly related to achieving corporate return targets established early in the year. The Committee establishes, for each participant in the MIP, a target award based on a percentage of base salary. The Committee believes a substantial component of an Executive Officer’s total compensation should be based on Wellman’s financial performance. In only one of the four years ended December 31, 2006 did any Named Executive Officer receive any MIP award. Equity Ownership Plans represent the third component of Wellman’s executive compensation program. In 2004, we began using restricted stock granted under the Wellman Restricted Stock Plan. The compensation amount reflected in this proxy statement is the number of shares granted times the fair market value of the stock on the date of the grant. The objective of these awards is to provide longer-term incentive compensation that is directly related to increases in the market value of Wellman’s common stock. The fourth element is Additional Benefits, which includes contributions to defined contribution retirement plans, payments for life insurance policies owned by the executives, use of automobiles and other benefits described in more detail below.

Base Salary

Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential; the goals and objectives established for the executive; the executive’s past performance; competitive salary practices at companies in the peer group; internal pay equity; and the tax deductibility of base salary.

Management Incentive Plan

The Committee has established a target level of incentive compensation for the Named Executive Officers that is at least 50% of that executive’s base salary, so that a significant portion of the total compensation that such executives can earn is performance-based.

The MIP provides senior managers of the Company the opportunity to earn an annual cash bonus when the Company achieves specified financial objectives. The financial goals in the MIP relate to an EBITDA Return on Assets (“EBITDA ROA”). We believe that EBITDA ROA is a superior measure of performance in a business with high capital requirements.

In 2005 and 2006, the Compensation Committee had a performance objective for this program that provided senior managers, including Named Executive Officers, with bonuses based on the following curve.

If EBITDA ROA were 17%, bonuses would be 100% of the targeted bonus. If EBITDA ROA were below 11.1%, no bonuses would be paid. The maximum an executive could earn was 2.45 times their target and that only occurred if EBITDA ROA was at or above 22.8%

Equity Ownership Plans

The Committee believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and other key management personnel and the stockholders’ objective of common stock appreciation. Since 2004, we have elected to use restricted stock as the form of our equity compensation. The restricted stock generally vests using 2 year cliff vesting or ratably over 5 years with provisions for accelerated vesting if certain financial targets are achieved.

Prior to 2004, we granted options as equity compensation. The options have the following features:

•	stock options are performance based — all value received by the recipient from a stock option is based on the growth of the stock price above the option price;

•	the term of the grant can be no longer than 11 years;

•	After 1997, the grant price is the average of the highest and lowest sales prices of the Common Stock upon the national securities exchange that the shares of Common Stock are traded on each of the twenty (20) days that sales had been made prior to the grant. Prior to 1997, the grant price was the fair market value of the option on the date of grant.

•	grants do not include “reload” provisions;

•	repricing of options is prohibited, unless approved by the stockholders; and

•	options vest 20% per year over five years beginning with the first anniversary of the date of grant.

We now use restricted stock as a long-term incentive vehicle because:

•	Restricted stock aligns the interests of executives with those of the stockholders, supports a pay-for-performance culture, fosters employee stock ownership, and focuses the management team on increasing value for the stockholders.

•	Restricted stock provides a balance to the overall compensation program. The MIP rewards financial performance for the year just completed while the restricted stock program, with multi-year vesting, creates incentives for the executives to increase stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.

In determining the number of restricted shares to be granted to senior executive officers, the Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historical and recent performance, and the value of stock in relation to other elements of total compensation.

Additional Benefits

Executive Officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. This includes the Wellman, Inc Retirement Plan (“WIRP”). However, because this is a qualified plan, contributions for Executive Officers are limited and the contributions to the WIRP as a percentage of qualified wages are generally lower for Executive Officers than for other employees. The Executive Officers at December 31, 2006 participate in a Life Insurance Program where the company contributes up to 9.5% of their Base Salary for the purchase of a life insurance product that the executive owns that must provide the executive with a minimum of five times his salary in life insurance. We expect to be revising that program for new Executive Officers. In addition, certain Executive Officers have company provided automobiles. As part of historical compensation practices, certain Executive Officers have received reimbursement for tax return preparation and country club dues. We are not contemplating providing these benefits to any other Executive Officers. Our Committee requested that Wellman disclose all perquisites provided to the executives shown in the Summary Compensation Table even if the perquisites fall below the disclosure thresholds under SEC rules.

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company utilizes nonqualified stock options that result in a tax deduction to Wellman upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to any persons in any fiscal year. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of Wellman.

Financial Restatement

It is the Board of Directors’ Policy that the Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Our Compensation Decisions

This section describes the compensation decisions that the Committee made with respect to the Named Executive Officers for fiscal 2006. In the first quarter of 2007, Michael Dewsbury ceased to be an Executive Officer. As part of our management reorganization Mark Ruday became Vice President of Business Operations and Joseph Tucker became Vice President of Raw Material Procurement and Strategic Development. Additionally, effective April 1, 2007, the Board appointed the following Executive Officers: Steve Ates as Vice President of Sales and Marketing, Ian Shaw as Vice President of Manufacturing and R&D and David Styka as Vice President, Chief Accounting Officer and Controller.

Executive Summary

In fiscal 2006, the Committee continued to apply the compensation principles described above in determining the compensation of our Named Executive Officers. Our decisions were made after considering the events and the results of 2005 and 2006.

In summary, the compensation decisions made in fiscal 2006 and the results of those decisions for the Named Executive Officers were as follows:

•	We increased base salaries for the Named Executive Officers by only 3.6%, on average, for 2006. The Chief Executive Officer did not receive an increase in 2006.

•	In 2006, we did not achieve our targets for the MIP and paid no bonuses to our Named Executive Officers.

•	In 2006, we granted shares of restricted stock to our Named Executive Officers equal to 50-67% of the number of shares that they were granted in 2005.

•	AON’s compensation review concluded that, on average, the base salary and incentive portion of the compensation of our Named Executive Officers, also referred to as total cash compensation, was in the fourth (bottom) quartile compared to our peer group. On average, our total compensation for these executives, which is total cash compensation plus additional benefits plus equity compensation, was in the third quartile compared to our peer group.

The Committee believes that the compensation of our Named Executive Officers is consistent with our core compensation principles:

•	a pay-for-performance culture;

•	compensation decisions should promote the interests of long-term stockholders; and

•	compensation should be reasonable and responsible.

Base Salary

The following table reflects the base salaries of the Named Executive Officers for calendar year 2006.

Name and Title	Salary in 2005	Salary in 2006	Increase

Thomas M. Duff	$720,000	$720,000	$0
Chairman, CEO
Keith R. Phillips	$321,077	$336,050	$14,973
Vice President, Chief Financial Officer
Michael E. Dewsbury	$290,192	$310,000	$19,808
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	$257,000	$270,000	$13,000
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	$150,000	$165,000	$15,000
Vice President, Chief Accounting Officer

In setting these base salaries, the Committee considered:

•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the Named Executive Officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation under the MIP, restricted stock and additional benefits;

•	the mix of performance pay to total compensation;

•	internal pay equity among Wellman senior executives; and

•	the base salary paid to the officers in comparable positions at companies in our peer group, using the 50th percentile as our point of reference.

No specific weighting was applied to these factors. The total increase in base salaries for the Named Executive Officers for calendar year 2006 was $62,781, which is a 3.6% increase over 2005. The Chief Executive Officer did not receive any increase in base salary in 2006. In January 2007, as part of our normal compensation review, we did not increase the compensation of any of the Named Executive Officers or any senior management. Effective April 1, 2007, we increased the compensation of certain executives that assumed increased responsibilities as a part of the aforementioned management reorganization.

Management Incentive Plan

The MIP provides officers and key employees an opportunity to earn an annual cash bonus if Wellman achieves specified financial goals established for the fiscal year. In recent years (including 2005 and 2006), the Committee has established performance objectives based on EBITDA divided by Net Assets (“EBITDA ROA”). All of the relevant terms are defined in the MIP. In general terms, EBITDA is sales, less cost of sales, less selling general and administrative expenses as presented in Wellman’s income statement plus depreciation and amortization, as presented in Wellman’s statement of cash flows, all as stated in Form 10-K. Net Assets are the average of all assets, excluding goodwill, construction in progress and businesses held for sale, less current liabilities. If Wellman achieves certain financial objectives, the Named Executive Officers can earn a cash bonus up to a specified percentage of their base salary.

The targeted bonuses for 2006, as a percentage of base salary, for the Named Executive Officers and the actual amounts earned are specified in the table below.

	Target	Bonus
Name and Title	Level in 2006	Earned in 2006

Thomas M. Duff	65%	$0
Chairman, CEO
Keith R. Phillips	50%	$0
Vice President, Chief Financial Officer
Michael E. Dewsbury	50%	$0
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	50%	$0
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	50%	$0
Vice President, Chief Accounting Officer

The Committee believes that EBITDA ROA is a superior measure of performance in a business with significant capital requirements, both to evaluate management’s performance and to demonstrate to stockholders that capital investments have added to stockholder value.

As part of the management reorganization and promotion of certain officers to Executive Officers, the target level of certain senior management individuals, currently not listed as Named Executive Officers, will increase.

The Committee is currently reviewing the MIP to modify it so that a portion of the award will be based on certain performance objectives in addition to the overall financial objective of EBITDA ROA. We are also re-evaluating the targets for EBITDA ROA.

Restricted Stock Awards

In March 2005 and January 2006 we granted the following restricted stock to the Named Executive Officers:

	Number of Shares	Number of Shares
Name and Title	Granted in 2005	Granted in 2006

Thomas M. Duff	100,000	50,000
Chairman, CEO
Keith R. Phillips	50,000	27,000
Vice President, Chief Financial Officer
Michael E. Dewsbury	50,000	27,000
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	40,000	25,000
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	30,000	20,000
Vice President, Chief Accounting Officer

The restricted stock vests ratably over a five-year period with the potential for vesting to accelerate if the EBITDA ROA percentage exceeds 16.25%. There were two additional restricted stock grants in January 2007. One was for retention of key managers who were not Executive Officers at the time of the grant (although some of these individuals became Executive Officers on April 1, 2007) and, on April 2, 2007, as part of the promotion and change in roles of certain Executive Officers, these officers received an additional restricted stock grant. These two grants have 2-year vesting.

Employment Agreements

The Executive Officers at December 31, 2006 have employment agreements which contain the following severance arrangements and change of control provisions.

Severance Arrangements

Our Named Executive Officers have employment contracts that provide for 2 years of compensation in the event that the Company terminates the executive for other than cause. Cause generally means an act of personal dishonesty, a plea of guilty or no contest to a felony or willfully failing to perform the executive’s duties. The employees who became Executive Officers in 2007 will also receive an employment contract that contains severance provisions; however, the term of the severance will be less than 2 years.

Change of Control Provisions

These agreements are intended to encourage these executives to remain in Wellman’s employment by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change of control. A change of control means any acquisition, merger, reorganization or consolidation where a person or group obtains 50% or more of Wellman’s then outstanding stock or there is a change in the majority of its Board other than by the election of its stockholders. If there is a change of control and (i) if the executive is terminated after a change of control, (other than for cause, death or disability) or (ii) if the executive terminates for “good reason” such as a change in the executive’s position, responsibility, compensation or location, then the Named Executive Officer may leave and receive three times their Base Salary plus their Highest Annual Bonus, receive benefits for three years after the change of control comparable to those they receive before the change of control, receive outplacement assistance up to $25,000 and potentially receive additional payments if they are subject to excise taxes on the payments relating to a change in control. In addition, all unvested shares of restricted stock would vest. The Highest Annual Bonus is the greater of (i) the annual bonus computed on an annualized basis as of the date of the Change of Control or (ii) the average Annual Bonus for the two preceding fiscal years.

If there had been a change of control as of December 31, 2006 and the executive had been terminated or had left for good reason, then the Named Executive Officers would have been entitled to receive the benefits set forth in the following two tables:

	Base Salary	Additional
Name and Title	Plus Bonus	Benefits	Total

Thomas M. Duff	$2,581,200	$347,761	$2,928,961
Chairman, CEO
Keith R. Phillips	$1,152,635	$237,868	$1,390,503
Vice President, Chief Financial Officer
Michael E. Dewsbury	$1,060,587	$244,194	$1,304,781
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	$925,650	$226,641	$1,152,291
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	$562,500	$173,085	$735,585
Vice President, Chief Accounting Officer

Vesting of Restricted Stock

	Number of Shares of	Value at
	Unrestricted Stock	December 29, 2006
Name and Title	at December 31, 2006	Closing Stock Price

Thomas M. Duff	130,000	$414,700
Chairman, CEO
Keith R. Phillips	67,000	$213,730
Vice President, Chief Financial Officer
Michael E. Dewsbury	67,000	$213,730
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	57,000	$181,830
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	44,000	$140,360
Vice President, Chief Accounting Officer

We have not included in the above table shares of restricted stock granted under the Deferred Compensation and Restricted Stock Plan because those shares vested in January 2007 and because the benefit of vesting those shares was small because the executive was entitled to 85% of the fair market value of unvested stock even if vesting did not occur. The above table does not represent the economic benefit of restricted stock vesting that will actually occur in a change of control. It is almost certain that the price of the stock on a change of control will be different from its price on December 29, 2006. In addition, some of the unvested restricted stock at December 29, 2006 vested in the first quarter 2007 and new restricted stock was granted after December 31, 2006, which would vest on a change of control.

All options granted are 100% vested. The exercise price of all options is above the price of our stock at December 31, 2006. See Outstanding Equity Awards table on page 42.

Reasonableness of Compensation

After considering all components of the compensation paid to the Named Executive Officers, the Compensation Committee has determined that the compensation is reasonable and responsible. In making this determination, we considered many factors, including the following:

•	Management has continued to focus on maximizing stockholder value by reducing controllable costs.

•	Management has minimized the impact of many adverse events in recent years including the impacts of the Gulf Coast Hurricanes in 2005 and historically high volatility in raw material prices.

•	Based on a study conducted by AON the total compensation levels for the Named Executive Officers is generally below the Committee’s target of the 50th percentile of compensation levels at the companies in Wellman’s peer group. The table below lists the major components of each executive’s compensation compared to a peer group of comparable companies by an independent compensation consultant. The results of the survey are quantified in quartiles with the first quartile defined as above the 75th percentile, the second quartile being above the 50th percentile but at or below the 75th percentile, the third quartile being above the 25th percentile but at or below the 50th percentile and the 4th quartile being at or below the 25th percentile. The following table contains the results of this survey:

Equity
Name	Base Salary	MIP Plan	Compensation	Overall

Thomas M. Duff	2nd	4th	3rd	3rd
Keith R. Phillips	3rd	4th	3rd	4th
Michael E. Dewsbury	3rd	4th	3rd	3rd
Joseph C. Tucker	3rd	4th	3rd	3rd
Mark J. Ruday	4th	4th	2nd	3rd

Executive Officer Ownership Guidelines

We have adopted stock ownership guidelines for our Executive Officers. These stock ownership guidelines require that these officers must own shares of our common stock equal to the following multiple of their salary.

Position	Multiple of Salary

Chief Executive Officer	5.0
Chief Financial Officer	2.0
Other Executive Officers	1.0-1.5

These guidelines may be satisfied ratably over a 5-year period after the individual becomes an Executive Officer or after an increase in their salary. The value of the stock they own for purposes of this computation is: (i) its original cost if acquired after December 31, 1998, (ii) the fair market value of Wellman’s common stock on December 31, 1998 if it was acquired before that date, or (iii) in the case of restricted stock, its value on the grant date that is used by the Company to compute its compensation expense.

All of our Executive Officers currently meet these guidelines.

Timing of Equity Grants

Our policy on equity grants (both restricted stock and stock option grants) includes the following provisions relating to the timing of grants:

•	The Committee will prospectively determine the grant date for all equity grants which will be a date when all material information about Wellman is in the public domain.

•	The exercise price of any options granted after 1997 is the average price of the high and the low of the stock price for the 20 days preceding the grant date. The exercise price of any options granted before 1997 is the fair market value of the underlying common stock on the date of grant.

•	Directors and Executives Officers who receive equity grants must file the appropriate forms with the SEC in a timely manner.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Wellman’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee

James Rogers, Chairman
Kevin Kruse, Member
Roger Vandenberg, Member

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report is not incorporated by reference into any such filings.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth information concerning the total compensation of our Chief Executive Officer and our other four most highly compensated Executive Officers who served in such capacities during the fiscal year ended December 31, 2006 (the “Named Executive Officers”):

				(e)	(i)
(a)	(b)	(c)	(d)	Stock	All Other	(j)
Name and Title	Year	Salary	Bonus	Awards	Comp	Total

Thomas M. Duff	2006	$720,000	$0	$343,500	$97,587	$1,161,087
Chairman, CEO
Keith R. Phillips	2006	$336,050	$0	$185,490	$60,976	$582,516
Vice President, Chief Financial Officer
Michael E. Dewsbury	2006	$310,000	$0	$185,490	$63,648	$559,138
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	2006	$270,000	$0	$171,750	$58,797	$500,547
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	2006	$165,000	$0	$137,400	$43,570	$345,970
Vice President, Chief Accounting Officer

In 2006, Wellman did not have any (i) option awards, (ii) Non-Equity Incentive Plan awards, or (iii) change in Pension Value and Non-Qualified Deferred Compensation Earnings, so columns (f),(g) and (h) are not included in the table.

The amounts included in column (i) — All Other Compensation include the following amounts:

				Retirement
		Life		Plan
Name and Title	Year	Insurance	Auto	Contributions	Other	Total

Thomas M. Duff	2006	$55,724	$773	$26,090	$15,000	$97,587
Chairman, CEO
Keith R. Phillips	2006	$33,526	$1,360	$26,090	$0	$60,976
Vice President, Chief Financial Officer
Michael E. Dewsbury	2006	$29,582	$4,047	$24,427	$5,592	$63,648
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	2006	$26,465	$3,782	$26,050	$2,500	$58,797
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	2006	$14,606	$4,274	$24,690	$0	$43,570
Vice President, Chief Accounting Officer

Amounts disclosed in the “Other” column for 2006 include tax preparation for Mr. Duff and Dr. Tucker of $15,000 and $2,500, respectively, and country club dues of $5,592 for Mr. Dewsbury.

GRANTS OF PLAN-BASED AWARDS

The following table contains information relating to two compensation plans.

The first plan is our Management Incentive Plan (MIP) and the following information is contained in Columns (c) - (e). The MIP has target awards for executives as a percentage of their base salary, and these percentages were provided in our description of the plan. The dollar amounts of the target bonus, based on 2006 base salaries, are provided in Column (d). Executives do not earn bonuses under the MIP when the threshold level of EBITDA ROA is below 11.1%; therefore, the threshold in column (c) is zero. In 2006, EBITDA ROA was below the threshold and no MIP bonuses were paid. The plan also provides for a maximum payout if EBITDA ROA is above 22.4% and this is 2.45 times the target. The dollar amounts of the maximum MIP payment, based on 2006 base salaries, are provided in Column (e).

The second plan is our 2004 Restricted Stock Plan. We granted the number of restricted shares shown in column (i) in January 2006. The number of shares shown in this table times the fair market value of the stock on that date (which is what we use to record compensation expense in our financial statements) is the amount of compensation listed in the Summary Compensation Table in column (e) labeled Stock Awards.

		Estimated Future Payouts Under Non-			Restricted Stock Awards
	Grant	Equity Incentive Plan Awards				Number of
Name	(Plan) Date	Threshold	Target	Maximum	Grant Date	Shares
(a)	(b)	(c)	(d)	(e)	(b)	(i)

Thomas M. Duff	March 2005	$0	$468,000	$1,146,600	January 2006	50,000
Chairman, CEO
Keith R. Phillips	March 2005	$0	$168,025	$411,661	January 2006	27,000
Vice President, Chief Financial Officer
Michael E. Dewsbury	March 2005	$0	$155,000	$379,750	January 2006	27,000
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	March 2005	$0	$135,000	$330,750	January 2006	25,000
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	March 2005	$0	$82,500	$202,125	January 2006	20,000
Vice President, Chief Accounting Officer

Wellman did not have any Estimated Future Payouts Under Equity Incentive Plan Awards so columns (f),(g),and (h) are omitted and there were no option awards in 2006 so columns (j) and (k) are omitted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides the details of all outstanding option awards for the Named Executive Officers.

	Option Awards
			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options	Price	Date
(a)	(b)	(c)	(d)	(e)	(f)

Thomas M. Duff	70,000	0	0	$17.00	12/17/2007
Chairman, CEO	50,000	0	0	$18.81	2/16/2009
	84,600	0	0	$9.64	2/23/2010
	85,000	0	0	$17.53	3/6/2011
	86,000	0	0	$16.61	2/14/2012
	60,000	0	0	$10.44	8/4/2014
Keith R. Phillips	30,000	0	0	$17.00	12/17/2007
Vice President,	20,000	0	0	$18.81	2/16/2009
Chief Financial Officer	26,600	0	0	$9.64	2/23/2010
	35,000	0	0	$17.53	3/6/2011
	40,000	0	0	$16.61	2/14/2012
	25,000	0	0	$15.24	3/20/2013
	35,000	0	0	$10.44	8/4/2014
Michael E. Dewsbury	10,000	0	0	$17.00	12/17/2007
Vice President,	15,000	0	0	$18.81	2/16/2009
PET Resins Division — U.S.	20,000	0	0	$9.64	2/23/2010
	30,000	0	0	$17.53	3/6/2011
	35,000	0	0	$16.61	2/14/2012
	20,000	0	0	$15.24	3/20/2013
	35,000	0	0	$10.44	8/4/2014
Joseph C. Tucker	25,000	0	0	$17.00	12/17/2007
Vice President, Fiber and	20,000	0	0	$18.81	2/16/2009
Recycled Products Group	24,400	0	0	$9.64	2/23/2010
	30,000	0	0	$17.53	3/6/2011
	35,000	0	0	$16.61	2/14/2012
	20,000	0	0	$15.24	3/20/2013
	25,000	0	0	$10.44	8/4/2014
Mark J. Ruday	7,000	0	0	$17.00	12/17/2007
Vice President,	7,500	0	0	$18.81	2/16/2009
Chief Accounting Officer	8,400	0	0	$9.64	2/23/2010
	9,000	0	0	$17.53	3/6/2011
	9,000	0	0	$16.61	2/14/2012
	8,100	0	0	$15.24	3/20/2013
	15,000	0	0	$10.44	8/4/2014

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (Cont’d)

The following table provides the total number of restricted shares that have been granted and are not vested at December 31, 2006 and the fair market value of those shares as of the close of the market on December 29, 2006.

	Stock Awards
	Number of Shares	Market Value of
	of Restricted	Shares or Units of
	Stock That Have	Stock That Have
Name	Not Vested	Not Vested
(a)	(g)	(h)

Thomas M. Duff	170,282	$543,200
Chairman, CEO
Keith R. Phillips	83,550	$266,525
Vice President, Chief Financial Officer
Michael E. Dewsbury	68,417	$218,250
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	69,673	$222,257
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	46,110	$147,091
Vice President, Chief Accounting Officer

The table above includes all unvested restricted shares. For shares granted under the Deferred Compensation and Restricted Stock Plan, if any executive would have terminated their employment on December 31, 2006, they would have received 85% of the fair market value of the shares granted pursuant to this plan. The following are the number of shares of restricted stock for each executive that were granted pursuant to this plan at December 31, 2006: Mr. Duff, 40,282; Mr. Phillips, 16,550; Mr. Dewsbury, 1,417; Dr. Tucker, 12,673; and Mr. Ruday, 2,110. These shares vested in January 2007. The remaining shares vest between 2007-2011 and the executive receives no value for those shares if their employment is terminated before the shares are vested.

Wellman did not have any unvested or unearned shares associated with any equity plan awards so columns (i) and (j) are not presented.

OPTION EXERCISES AND STOCK VESTED

The following table provides the information on the number of shares that vested for each Named Executive Officer and the fair market value of the shares on the date they vested. This is the amount of taxable income each executive is required to include in the 2006 tax filings.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting	Vesting
(a)	(d)	(e)

Thomas M. Duff	41,066	$232,970
Chairman, CEO
Keith R. Phillips	30,411	$183,853
Vice President, Chief Financial Officer
Michael E. Dewsbury	22,218	$127,977
Vice President, PET Resins Division — U.S.
Joseph C. Tucker	25,509	$150,491
Vice President, Fiber and Recycled Products Group
Mark J. Ruday	15,719	$87,274
Vice President, Chief Accounting Officer

No Named Executive Officers exercised options in 2006, so columns (b) and (c) of the table were not presented.

The Named Executive Officers did not participate in any non-qualified deferred compensation plans including deferred bonuses nor were they members of any pension (defined benefit) plans.

By order of the Board of Directors,

David R. Styka
Assistant Secretary

Fort Mill, South Carolina
April 18, 2007

APPENDIX A

2007 WELLMAN, INC. EQUITY INCENTIVE PLAN

1.  Purpose.

The purpose of the 2007 Wellman, Inc. Equity Incentive Plan (the “Plan”) is to attract and retain persons who are expected to make important contributions to the Company and its Affiliates, to provide an incentive for them to achieve the Company’s goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 7 below.

2.  Administration.

The Plan shall be administered by the Committee, provided that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions hereof in its discretion. The Committee’s determinations hereunder shall be final and binding. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Covered Persons, provided that the Committee shall fix the maximum number of shares that may be subject to such Awards. To the extent that the Committee delegates its authority to make Awards as provided by this paragraph 2, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate, and provided further that there shall be no delegation with respect to Awards to Executive Officers.

3.  Eligibility.

All Covered Persons capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan; however, Incentive Stock Options may only be granted to persons eligible to receive such Incentive Stock Options under the Code.

4.  Stock Available for Awards.

(a) Amount.  Subject to any adjustments under subsection (c) of this paragraph 4, up to an aggregate of 1,000,000 shares of Common Stock may be issued under the Plan. Any Award that expires, is cancelled or is forfeited will not reduce the amount available under the Plan after its expiration, cancellation or forfeiture, including Incentive Stock Options, under the Plan. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan.

(b) Incentive Stock Option Award Limitation.  In no event shall the Committee grant Incentive Stock Option Awards covering in the aggregate more than 1,000,000 shares of Common Stock subject to adjustment under subsection (c) of this paragraph 4.

(c) Adjustments.  Upon any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, the number of shares in respect of which Awards may be made under the Plan, the number of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants in subsection (b) of this paragraph 4 shall be proportionately adjusted, provided that the number of shares subject to any Award shall always be a whole number. In the event the Committee determines that any other reorganization, stock dividend, recapitalization, merger, spin-off or other corporate transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which Awards may be made under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants in subsection (b), provided that the number of shares subject to any Award shall always be a whole number. Any adjustment made pursuant to this subsection shall be subject, in the case of Incentive Stock Options, to any limitation required under the Code. In addition, any such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or Stock Appreciation Rights to remain exempt from the requirements of Code Section 409A.

5.  Awards under the Plan.

(a) Types of Awards.  The Committee may grant Options, Restricted Stock, Restricted Stock Units, Stock Equivalents, Stock Appreciation Rights and any other form of Awards that provides a benefit that is convertible into shares of Common Stock or denominated in shares of Common Stock. Awards may but are not required to be subject to restrictions or forfeiture.

(b) Terms and Conditions of Awards.

(i) The Committee shall select the Participants to receive Awards and determine the terms and conditions of each Award. Without limiting the foregoing but subject to the other provisions of the Plan and applicable law, the Committee shall determine (A) the type of each Award including the number of shares of Common Stock subject to each Award or the manner in which such number shall be determined, (B) the price, if any, a Participant shall pay to receive or exercise an Award or the manner in which such price shall be determined, (C) the time or times when an Award may vest or be exercised or settled, (D) any Performance Goals, restrictions or other conditions to vesting, exercise, or settlement of an Award, (E) whether an Award may be settled in the form of cash, Common Stock or other securities of the Company, Awards or other property, and the manner of calculating the amount or value thereof, (F) the duration of any Restricted Period or any other circumstances in which an Award may be forfeited to the Company, (G) the transferability of an Award, (H) the effect on an Award of the disability, death, retirement or other termination of service of a Participant, and (I) the extent to which, and the period during which, the Participant or the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights there-under.

(ii) The Committee shall determine the form of consideration and manner of payment of the exercise price of any Award. Without limiting the foregoing, the Committee may, subject to applicable law, permit such payment to be made in whole or in part in cash or by surrender of shares of Common Stock (which may be shares retained from the respective Award) valued at their Fair Market Value on the date of surrender, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

The Company may accept, in lieu of actual delivery of stock certificates, an attestation by the Participant in form acceptable to the Committee that he or she owns of record the shares to be tendered free and clear of claims and other encumbrances.

(iii) Any Award may be made alone, in addition to, or in relation to any other Award. The terms of Awards of each type need not be identical, and the Committee need not treat Participants uniformly. No Award shall be transferable for value and Incentive Stock Options may be transferable only to the extent permitted by the Code. The achievement or satisfaction of any Performance Goals, restrictions or other conditions to vesting, exercise, or settlement of an Award shall be determined by the Committee.

(c) Provisions Applicable to Certain Types of Awards.

(i) Options and Stock Appreciation Rights.

The exercise price for any Option or Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. No Option or Stock Appreciation Right shall have a term longer than twelve years, except that the term of Incentive Stock Options shall not exceed 10 years after the date the Incentive Stock Option is granted. No Incentive Stock Option may be granted more than 10 years after the effective date of the Plan. The Committee shall determine the manner of calculating the excess in value of the shares of Common Stock over the exercise price of a Stock Appreciation Right. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by the Code.

(ii) Restricted Stock and Restricted Stock Units.

Shares of Restricted Stock and shares subject to Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the applicable Restricted Period. Restricted Stock may be repurchased by the Company. Restricted Stock Units may be settled in shares of Common Stock or cash as determined by the Committee. The Company shall deliver certificates with respect to shares of Restricted Stock and Restricted Stock Units that are settled in shares to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary at the expiration of the Restricted Period.

6.  General Provisions.

(a) Documentation.  Each Award under the Plan shall be evidenced by documentation in the form prescribed by the Committee, duly executed by the Company and the Participant and with copies delivered to both parties. Such documentation will specify the terms and conditions of the Award and containing such other terms and conditions not inconsistent with the provisions hereof as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable law and accounting principles. Any such documentation may be maintained solely in electronic format.

(b) Termination and Forfeiture.  The terms of any Award may include such continuing provisions for termination of the Award and/or forfeiture or recapture of any shares, cash or other property previously issued pursuant thereto relating to competition or other activity or circumstances detrimental to the Company as the Committee may determine to be in the Company’s best interests.

(c) Dividends.  In the discretion of the Committee, any Award may provide the Participant with dividends or dividend equivalents payable (in cash, in shares of Common Stock, or in the form of Awards under the Plan) currently or deferred and with or without interest.

(d) Committee Discretion.  Except as otherwise provided in this Plan, or with respect to a particular Award, any determination or action may be made or taken by the Committee at or before the time of grant.

(e) Change in Control.  In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the vesting, exercise, or settlement of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the vesting, exercise, or settlement of the Award in connection with the change in control, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefore, by another entity.

(f) Tax Withholding.  A Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan as directed by the Company. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant under the Plan or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(g) Legal Compliance.  The Company shall not be required to issue any shares of Common Stock or take any other action pursuant to the Plan unless the Company is satisfied that all requirements of law, or of any stock exchange on which the Common Stock is then listed, in connection therewith have been or will be complied with, and the Committee may impose any restrictions on the rights of Participants hereunder as it shall deem necessary or advisable to comply with any such requirements.

(h) Foreign Nationals.  Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified herein as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Awards.  The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the dates of vesting, exercise or settlement, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a non-qualified Stock Option, provided that the Participant’s consent to such action shall be required unless the terms of the Award permit such action, or the Committee determines that such action is required by law. The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce the exercise price and no Option or Stock Appreciation Right shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price.

7.  Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or controls or has a significant financial interest, all as determined by the Committee.

“Award” means any award of shares of Common Stock or right with respect to shares described in Section 5(a).

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees appointed by the Board to administer the Plan or a specified portion thereof. Each such committee shall be comprised of not less than two members of the Board who shall meet such criteria as the Board may specify from time to time. At the inception of the Plan the Committee shall be the Compensation Committee.

“Common Stock” means the Company’s Class A Common Stock with a par value, of $0.001.

“Company” means Wellman, Inc., a Delaware corporation.

“Covered Employee” means any person who performs services for the Company.

“Date of Grant” means the date on which all requirements under applicable law and the Company’s certificate of incorporation and bylaws for the effective grant of an Award have been satisfied.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s legal representative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” with respect to the Common Stock or other property means the fair market value thereof determined by such methods as shall be established by the Committee from time to time. Unless otherwise determined by the Committee, the per share Fair Market Value of the Common Stock as of any date shall mean (i) if the Common Stock is then listed or admitted to trading on a national securities exchange, the closing price on such date on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on such exchange on such date or (ii) if the Common Stock is then traded in the over-the-counter market, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal or other appropriate publication selected by the Committee, for the over-the-counter market.

“Incentive Stock Option” means an Option complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder.

“Option” means a right to purchase shares of Common Stock and may be an Incentive Stock Option if specified by the Committee.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; EBITDA; profit before or after tax; operating profit; return on research and development investment; market capitalization; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; or any metric the Committee deems appropriate or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Restricted Period” means any period during which an Award or any part thereof may be forfeited to the Company.

“Restricted Stock” means shares of Common Stock that are subject to forfeiture to the Company.

“Restricted Stock Unit” means the right, subject to forfeiture, to receive the value of a share of Common Stock in the future, payable in the form of cash, Common Stock or other securities of the Company, Awards or other property, and is an unfunded and unsecured obligation of the Company.

“Stock Appreciation Right” means the right to receive any excess in value of shares of Common Stock over the exercise price of such right.

“Stock Equivalent” means the right to receive payment from the Company based in whole or in part on the value of the Common Stock, payable in the form of cash, Common Stock or other securities of the Company, Awards or other property, and may include without limitation phantom stock, performance units, and Stock Appreciation Rights.

“Transferable for value” means a transfer on terms that would prevent the Company from relying on Securities and Exchange Commission Form S-8 (or any successor form) with respect to the issuance of the Common Stock underlying the respective Award.

8.  Miscellaneous.

(a) No Rights with Respect to Service.  No person shall have any claim or right hereunder to be granted an Award. Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company or any Affiliate nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company or any Affiliate. Unless the Committee otherwise provides, in any case, the service of a Participant with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

(b) No Rights as Stockholder.  The applicable Award shall determine the rights of a Participant or Designated Beneficiary with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. If the Award is silent, the Participant shall not have any rights with respect to any shares of Common Stock.

(c) Effective Date.  The effective date of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement or the listing requirements of any national securities exchange, provided that this shall not impact any Awards that have been granted unless there are provisions in the specific grant of the Award to that effect.

(e) Compliance with Code Section 409A.  The Plan is intended to comply with Code Section 409A, to the extent applicable. The Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan by action of the Committee to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated there-under.

ANNUAL MEETING OF STOCKHOLDERS OF WELLMAN, INC. May 15, 2007, 9:00 a.m. Oyster Point Hotel 146 Bodman Place Red Bank, NJ 07701 Please date, sign and mail your proxy card in the envelope provided as soon as possible. 1 Please detach along perforated line and mail in the envelope provided. 20603030300000000000 3 051507r The Board of Directors recommends that you instruct the Proxies to vote FOR proposals 1, 2 and 3. The Board of Directors recommends that you instruct the Proxies to vote AGAINST proposal 4 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: THE BOARD RECOMMENDS YOU VOTE FOR: FOR AGAINST ABSTAIN NOMINEES: 2. Proposal to ratify the selection of Ernst & Young LLP as FOR ALL NOMINEES O James B. Baker independent auditors of Wellman for the fiscal year ending O Thomas M. Duff December 31, 2007. WITHHOLD AUTHORITY O Richard F. Heitmiller FOR ALL NOMINEES O David J. McKittrick O James E. Rogers 3. Proposal to ratify adoption of the Wellman, Inc. Equity Incentive FOR ALL EXCEPT O Roger A. Vandenberg Plan. (See instructions below) THE BOARD RECOMMENDS YOU VOTE AGAINST: 4. Stockholder proposal regarding auction of Wellman. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” This proxy, when properly executed, will be voted in the manner directed herein by and fill in the circle next to each nominee you wish to withhold, as shown here: the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and AGAINST proposal 4. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WELLMAN, INC. 2007 Annual Meeting of Stockholders May 15, 2007, 9:00 a.m. Oyster Point Hotel 146 Bodman Place Red Bank, NJ 07701 0 WELLMAN, INC. Proxy Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting on May 15, 2007 The undersigned hereby appoints THOMAS M. DUFF and KEITH R. PHILLIPS, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held on May 15, 2007 or at any adjournment thereof. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF WELLMAN, INC. May 15, 2007, 9:00 a.m. Oyster Point Hotel 146 Bodman Place Red Bank, NJ 07701 Please date, sign and mail your proxy card in the envelope provided as soon as possible. 1 Please detach along perforated line and mail in the envelope provided. The Board of Directors recommends that you instruct the Proxies to vote FOR proposals 1, 2 and 3. The Board of Directors recommends that you instruct the Proxies to vote AGAINST proposal 4 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Director: THE BOARD RECOMMENDS YOU VOTE FOR: FOR AGAINST ABSTAIN NOMINEE: 2. Proposal to ratify the selection of Ernst & Young LLP as FOR O Kevin Kruse independent auditors of Wellman for the fiscal year ending December 31, 2007. WITHHOLD AUTHORITY FOR ALL NOMINEES 3. Proposal to ratify adoption of the Wellman, Inc. Equity Incentive FOR ALL EXCEPT Plan. (See instructions below) THE BOARD RECOMMENDS YOU VOTE AGAINST: 4. Stockholder proposal regarding auction of Wellman. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and AGAINST proposal 4. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WELLMAN, INC.2007 Annual Meeting of StockholdersMay 15, 2007, 9:00 a.m.Oyster Point Hotel 146 Bodman Place Red Bank, NJ 07701 WELLMAN, INC.Proxy Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting on May 15, 2007The undersigned hereby appoints THOMAS M. DUFF and KEITH R. PHILLIPS, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Preferred Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held on May 15, 2007 or at any adjournment thereof.You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.The proxies cannot vote your shares unless you sign and return this card.(Continued and to be signed on the reverse side)14475